Exhibit 23.4

CONSENT OF TUUN CONSULTING INC.

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Silver Bull Resources, Inc. (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended October 31, 2016, in this Registration Statement on Form S-1, or in any amendment, prospectus or supplement thereto.  We also consent to the reference to us under the heading “Experts” in such Registration Statement or in any amendment, prospectus or supplement thereto.

TUUN CONSULTING INC.

Date: November 9, 2017	By:	/s/ Allan Reeves
Name: Allan Reeves, P.Geo., PMP
Title: President